                                                                    EXHIBIT 6.h


Neighborhood Box Office, Inc



        The Company has entered into agreements with 8 malls independently managed. The following list describes each mall. Following the list is a form of common agreement for each mall.

Independents (8 Centers) Contract Term -

Property Name                                   Location
-------------                                   --------
Cutler Ridge                                    Miami, FL
Fashion Outlet                                  Las Vegas, NV
Foothills Mall                                  Tucson, AZ
Monmouth Mall                                   Eaton, NJ
Lincoln Mall                                    Madison, IL
Mall Of Memphis                                 Memphis, TN
Shops At Northridge                             Chicago, IL
Denver Pavilion                                 Denver, CO

Neighborhood Box Office, Inc


                           Contract Services Agreement

        THIS CONTRACT SERVICES AGREEMENT (this "Agreement") is entered into effective as of August 21, 2000 (the "Effective Date") by and between The Gift Certificate Company (TGCC) a wholly owned subsidiary of Neighborhood Box Office, Inc., a Utah corporation ("NBO"), with its principal place of business at 3676
W. California Avenue, Building D, Salt Lake City, Utah 84104, and CUTLER RIDGE MALL ("Customer") with an address at 20505 SOUTH DIXIE HWY, MIAMI, FL 33189, TGCC and Customer are sometimes each referred to herein as a "Party" and collectively the "Parties."

                                    RECITALS:

        A. TGCC is in the business of developing, marketing, owning and operating remote gift certificate distribution systems.

        B. Customer is in the business of owning, operating and managing a regional shopping center known as CUTLER RIDGE MALL located in MIAMI, FL, (the "Property").

        C. The Parties desire to enter into a relationship whereby TGCC will make available to and install its gift certificate distribution machine (a "Counter Top Unit"), Call Center fulfillment via telephone toll-free at 1-877-GIFT-TO-GO (443-8864), and optional Internet fulfillment and related network components (collectively, the "System"), at the Property and to provide services associated therewith, as further described in this Agreement.

        NOW, THEREFORE, In consideration of the premises set forth above, the mutual promises, covenants, agreements and benefits set forth hereinbelow, and for other good and valuable consideration, the Parties agree as follows:

1. RIGHTS AND OBLIGATIONS OF CUSTOMER.

        a. Distribution. Customer hereby grants to TGCC the exclusive right to offer and issue gift certificates (the "Mall Gift Certificates") which are redeemable at all retail establishments located at the Property through the "System" and grants to TGCC a license to install the System at the Property, for the Term (defined below) and as further described in this Agreement. During the Term, TGCC will also have the exclusive right to issue all Mall Gift Certificates through the Internet, at retail points in the mall and via telephone to individual and corporate customers.

        b. Utility Access and Service. Customer will provide, or cause to be provided, at points in the Customer's "Customer Service Booth" the facilities necessary to enable TGCC to obtain and maintain for the System, the electricity and telephone service (the "Utility Services") required for its operation, as specified on Addendum A part II. The installation of such services and all on-going fees will be at Customer's sole cost and expense. Such installation shall include coordination with TGCC.

        c. Advertising. Customer agrees to advertise the Mall Gift Certificates at the Property and assist TGCC in the advertising and promotion of the Mall Gift Certificates to the tenants, prospective tenants, individual, and corporate customers of the Property.

        d. Maintenance and Training. Customer will provide, at no cost to TGCC, the personnel necessary to (i) periodically monitor the inventory of blank gift certificate stock , (ii) restock the blank gift certificate paper stock as needed and (iii) notify TGCC or its designated agent of any malfunction with, or damage to the System or any component thereof. In addition, Customer's personnel will cooperate with TGCC in performing TGCC's periodic maintenance and diagnostic procedures on the Counter Top Unit to determine if and when any periodic or preventative maintenance is needed or if a TGCC designated service organization should be called. TGCC will provide, or cause to be provided, all necessary maintenance and repair within Twenty-four (24) hours of Customer's request therefor.

Neighborhood Box Office, Inc


Customer agrees to make available at the Property personnel to assist users of the System in purchasing Mall Gift Certificates at the customer service counter. TGCC will provide training to personnel.

        e. Financial Responsibility. Customer accepts full financial responsibility for the collection of all funds associated with the issuance of Mall Gift Certificates at the TGCC Counter Top Unit. At the conclusion of each business day, Customer will assure that the amounts collected for such business day are deposited in (The "Depository Account") (whether by cash or credit/debit card funds) and will assure the amounts deposited, plus amounts in transit from credit cards, correspond to the value of the Mall Gift Certificates issued for such day. In the event that TGCC determines that there is a shortage, it will provide immediate notification thereof to Customer's designee. In the event of a shortage, whether discovered by Customer or TGCC, Customer will deposit sufficient funds to cover the shortage into the Depository Account within (15) fifteen days following the discovery of the shortage.

        f. Credit/Debit Card Fees. Customer agrees to reimburse TGCC for all credit card fees associated with the issuance of Mall Gift Certificates. TGCC will bill such credit card fees to Customer at the same rate charged to TGCC by the credit card company. Said billing statements will be sent directly to the Customer's management office unless otherwise directed by the Customer. Customer will reimburse the fees to TGCC net 15 days after receiving monthly billing statements. Should these rates change, TGCC will provide a new rate structure to Customer. Current credit/debit card rates are disclosed in Addendum A lll.

        g. Gift Certificate Stock and Bank Processing. TGCC will provide to Customer, gift certificate stock and document printing at [**] and bank processing at [**] per document for each gift certificate redeemed. Said fees will be payable fifteen (15) days following the end of each calendar month.

        h. Software Licensing Fee. TGCC will provide proprietary software for Counter Top Unit including maintenance and upgrades at a charge to the Customer of [**] per month. Said fees will be payable net fifteen (15) days following the receipt of billing statement.

        j. Internet. Customer has the option of, and TGCC will cooperate in designing and implementing a so-called "HTML Frame" which will allow visitors to Customer's website the opportunity to obtain Mall Gift Certificates via the Internet. Customer will provide TGCC with names of Customer's website administrators in order to complete all programming requirements. Customer will pay for all programming costs to establish the "HTML Frame" in Customers website and TGCC will pay for programming costs required for TGCC to gain access to and connect with Customer's websites. TGCC will charge a one-time fee of [**] for the Internet connection and an on-going fee of [**] per month for website updating and maintenance. TGCC agrees to provide fulfillment on each order that is transacted through the Internet with shipment direct to the consumer or it's designee.

        k. Relocation. Customer shall have the right at any time during the Term to cause TGCC to relocate the Counter Top Unit to another mutually agreeable location in the Property upon giving TGCC at least thirty (30) days advance written notice of its intention to so relocate. In that event, Customer shall at its expense bring the necessary utilities to the relocated Counter Top Unit. TGCC shall provide the technical expertise, via telephone to assure that the Counter Top Unit is functioning properly following the relocation.

2. RIGHTS AND OBLIGATIONS OF TGCC.

        a. The System. TGCC will install the System at the Property and will cause the System to be operated only for the issuance of Mall Gift Certificates and for no other purpose. All Mall Gift Certificates will be issued through the Counter Top Unit using cash, credit/debit card. TGCC will cause

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

Neighborhood Box Office, Inc


the Counter Top Unit to be fully operational and activated. Customer shall have the right to request the installation of an additional Counter Top Unit as part of the System, and TGCC shall provide such additional Counter Top Unit to Customer for such periods of time as are requested by Customer, from time to time, at a cost to Customer of [**] per month, plus all shipping costs, within 45 days following Customer's request therefor.

        The current System hardware for the Counter Top Unit, will become the exclusive property of the Customer, once the sum of [**] plus shipping costs, have been received from Customer by TGCC, and will remain its property throughout the Term and thereafter. TGCC is and shall be the sole owner of the tradename "The Gift Certificate Company" and all other tradenames, trademarks and copyrights used now or in the future in connection with the System. TGCC retains all rights to the System software it has developed. Software supplied with the System may not be copied, sold or used except as authorized by TGCC.

        b. Competing Installations. Customer understands and agrees that TGCC has the right to enter into agreements the same as or similar to this Agreement with other companies who may own or manage competing retail establishments or malls in the geographic vicinity of the Property, and to install its distribution components in such establishments or malls and offer gift certificates thereat.

        c. Advertising. TGCC has the right to engage in an on-going program of advertising and promoting the services which it offers, including any components of the System that may be installed at competing retail establishments or malls located in the geographic vicinity of the Property. TGCC may not, however, use Customer's name or the name of any of its affiliates nor the name or likeness of the Property in any advertising or promotion nor shall TGCC engage in such advertising and promotion at the Property without the express written consent of Customer, which consent may be withheld in Customer's absolute and sole discretion. Further, TGCC agrees that it will solicit advertising to be printed on the Mall Gift Certificates stock. All such advertising shall be subject to Customer's approval, which Customer may withhold in its sole discretion. TGCC will remit to Customer one-third (1/3) of the net revenues generated by such advertising, which shall be the gross revenues generated by the advertising less TGCC's costs directly attributable to the solicitation of such advertising.

        d. Maintenance and Training. During the Term TGCC will maintain or cause to be maintained, and make all necessary repairs or cause such repairs to be made to the System, including all warranty work on all hardware and software associated with the Counter Top Unit. TGCC will provide training to personnel designated by Customer in the operation of the System, including, but not limited to, the method of reconciliation contemplated by Section 1e of this Agreement. TGCC will also conduct training sessions via telephone, as requested and approved by Customer, for representatives of the Property's retail establishments.

        e. Convenience Fees. Convenience fees will be charged for the Mall Gift Certificates as mutually agreed upon by the Parties. Any such fees are set forth in Addendum A, Part I, attached hereto. If the Parties agree upon such fees, TGCC shall pay to Customer its share of the fees monthly within fifteen (15) days following the end of each calendar month.

        f. Mall Gift Certificate Redemption. The Mall Gift Certificates will be in the form of executable bank checks that can be redeemed for merchandise or services at any retail establishment in the Property and deposited into the account of such retail establishment. TGCC will guarantee the redemption funds to the retail establishment as long as said establishment follows the TGCC Mall Gift Certificate redemption procedures. Such redemption procedures shall be mutually agreed upon by the Parties and provided in writing to participating retail establishments in the Property by Customer. Customer through Automated Balance Reporting may monitor all funds deposited into the bank account at any time via modem for a monthly fee of approximately $75.00 (Subject to change), or with no monthly fee through a 1-800 number direct with the bank.

        g. Management of Depository and Related Accounts. Certain depository and other

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

Neighborhood Box Office, Inc


accounts will be established by TGCC. Each said account shall clearly indicate that Customer and/or TGCC, as appropriate, has no ownership interest in the amounts deposited in the account and that such amounts are for the benefit of the holders of Mall Gift Certificates, subject to redemption.

        h. Financial Responsibility. TGCC accepts full financial responsibility for the collection of credit card funds associated with the issuance of Mall Gift Certificates over the Internet or through the toll-free number established by TGCC. At the conclusion of each business day, TGCC will assure that the amounts collected for such business day are deposited in the Depository Account. (whether by credit/debit card funds) correspond to the value of such Mall Gift Certificates issued for such day. In the event that TGCC determines that there is a shortage, it will provide immediate notification thereof to Customer's designee. In the event of a shortage, whether discovered by Customer or TGCC, TGCC will cause the Depository Account to have sufficient funds to cover the daily shortage against the outstanding Mall Gift Certificates within thirty-days following the discovery of the shortage.

        i. Unredeemed Mall Gift Certificates. TGCC shall be responsible for and will cause compliance with all applicable local abandoned property or escheat laws. Any balance of unredeemed Gift Certificates remaining after compliance with all applicable laws shall be paid to TGCC as fees for services provided by TGCC pursuant to this Agreement.

        j. Insurance; Indemnity. TGCC shall indemnify Customer and save it harmless for, from and against any and all claims, actions, damages, liabilities and expenses (including attorneys' and other professional fees) suffered by Customer in connection with: (i) loss of life, personal injury and/or damage to property or the environment suffered by third parties arising from or out of the occupancy or use by TGCC of the Property or any part thereof, occasioned wholly or in part by any act or omission of TGCC, its agents, contractors, invitees or employees and (ii) the misappropriation or other loss of any funds held in any of the accounts to the extent such misappropriation or other loss was occasioned by any act or omission of TGCC, its agents, contractors or employees. This indemnity shall survive any termination of this Agreement with respect to any incident occurring during the Term. At all times on and after the date of this Agreement, TGCC will carry and maintain, at its expense, a non-deductible (i) commercial general liability insurance policy, including insurance against assumed or contractual liability under this Agreement to afford protection with respect to personal injury, death or property damage of not less than One Million Dollars ($1,000,000.00) per occurrence combined single limit and Two Million Dollars ($2,000,000.00) general aggregate; (ii) all-risks property and casualty insurance policy, including theft, written at replacement cost value and with replacement cost endorsement, covering all personal property of TGCC located at the Property, including without limitation, all elements of the System, including the Counter Top Unit and (iii) if and to the extent required by law, worker's compensation insurance policy, or similar insurance in form and amounts required by law. TGCC shall continue in force its Chubb Executive Protection Policy of insurance, or a similar policy issued by another insurance company with a Bests rating similar to Chubb's rating. Such Policy shall contain coverage for employee theft, premises, transit, and depositor's forgery with respect to money and securities with a limit of not less than Five Million Dollars ($5,000,000.00) per occurrence with no aggregate limit. TGCC and Customer agree that any proceeds of the Chubb Executive Protection Policy, which relate to funds associated with the Mall Gift Certificates, shall be deposited into an account as directed by Customer so as to cover outstanding Mall Gift Certificates.

        Commercial general liability and all risks property and casualty insurance policies evidencing such insurance shall, with respect to commercial general liability policies, TGCC shall be primary and contributory. The Chubb Executive Protection Policy shall name Customer and/or its designee(s) as loss payees. The commercial general liability policy, all risks property and casualty insurance policy and the Chubb Executive Protection Policy shall each contain a provision by which the insurer agrees that such policy shall not be canceled, materially changed or not renewed without at least thirty (30) days' advance notice to Customer at the Property management office and with a copy to CUTLER RIDGE Mall with an address at 20505 SOUTH DIXIE HWY, MIAMI, FL 33189, Attention:
Director of Operations,

Neighborhood Box Office, Inc


by certified mail, return receipt requested. A copy of such policies, or certificates thereof, shall be deposited with Customer by TGCC.

        Neither Customer nor TGCC shall be liable to the other Party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property or any resulting loss of income or losses under worker's compensation laws even though such loss or damage might have been occasioned by the negligence of such Party, its agents or employees. The provisions of this paragraph shall not limit the indemnification for liability to third parties contained in the preceding paragraph.

        k. Reporting and Audit. Within twenty (20) days of the end of each month, TGCC will provide Customer with a report showing the volume of Mall Gift Certificate issued during the preceding month and a report showing advertising revenue and costs, as described in Section 2c. The Mall Gift Certificate report shall indicate the entire volume of Mall Gift Certificates issued, and will have a summary of which were issued for cash, credit card, debit card, check, or otherwise. The Mall Gift Certificate report shall show the required information for Customer. The reports will be signed by an authorized officer or agent of TGCC. Customer shall have the right to examine or audit TGCC's books and records relating to the Mall Gift Certificates and advertising revenue and costs (for the Property, only), at TGCC's principal place of business and during normal business hours, by informing TGCC in writing of its desire to do so five (5) days in advance. Within sixty (60) days of the end of each calendar year during the Term, TGCC will provide Customer with a statement showing the volume of Mall Gift Certificates issued during the preceding calendar year and the advertising revenue generated and costs associated with such advertising during the preceding calendar year (or, in each instance, a portion of the calendar if this Agreement was in effect for less than the entire year), which shall be accompanied by the signed certificate of an independent Certified Public Accountant stating specifically that (i) s/he has examined the report of those issuances and revenue/costs for such year, (ii) his/her examination included such tests of TGCC's books and records as s/he considered necessary or appropriate under the circumstances, and (iii) that such report presents fairly such issuances and revenue/costs.

        l. Gift Certificate Stock and Processing. TGCC shall be responsible for providing to Customer all gift certificate stock necessary to generate the Mall Gift Certificates. Customer shall have the right to require a change in the appearance of the stock one time per year upon at least six (6) months' prior notice.

        m. Laws Compliance. TGCC shall comply and shall cause the Mall Gift Certificate Program to comply with all federal, state, regional, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances applicable to the Mall Gift Certificate Program, including, but not limited to, applicable escheat statutes.

        n. Billing. TGCC agrees that all bills to be issued by it to Customer shall be issued to Customer's address as shown in the first sentence of this Agreement.


3. AGREEMENT TERM; TERMINATION.

        a. Term. The "Term" of this Agreement shall commence as of August 21, 2000 and shall terminate [**] unless earlier terminated in accordance with the provisions of Section 5 below.

        b. Termination. Upon the termination of this Agreement, TGCC and Customer will no longer issue Mall Gift Certificates through the System. Unless Customer has terminated this

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

Neighborhood Box Office, Inc


Agreement due to an Event of Default by TGCC in accordance with Section 5, TGCC will continue to process previously issued Mall Gift Certificates until the expiration date of the last Mall Gift Certificate issued. If Customer has terminated this Agreement due to an Event of Default by TGCC in accordance with
Section 5, Customer shall have the right to direct TGCC to take all necessary steps so that Customer or Customer's designee may process previously issued Mall Gift Certificates. TGCC and Customer will destroy all unused gift certificate stock specific to Customer in each of their possession.

4. ASSIGNMENT.

        a. Assignment by Customer. Customer may delegate, assign, transfer or encumber its rights, duties, interests or obligations under this Agreement to any subsidiary or affiliate of Customer or to any person or entity, which acquires the Property. No such transfer or assignment of this Agreement will constitute a termination of this Agreement. In the event that the Property is acquired by a person or entity which is not a subsidiary or affiliate of Customer (a "Third Party") Customer shall not be obligated to assign this Agreement to such Third Party and the Third Party shall not be obligated to assume Customer's obligations hereunder. In the event of a Third Party transfer, Customer shall have the right to terminate this Agreement upon thirty (30) days notice to TGCC. Customer agrees (subject to any confidentiality agreement which Customer may have with the Third Party) to disclose to TGCC the name of and a contact person associated with the Third Party purchaser so that TGCC may contact such Third Party concerning this Agreement and TGCC's services.

        b. Assignment by TGCC. TGCC may not delegate, assign, transfer or encumber its rights, duties, interests or obligations under this Agreement (each an "Assignment") except with the consent of Customer. Customer agrees that it will not unreasonably withhold its consent to a proposed Assignment, provided the proposed transferee: (i) possesses qualifications equivalent to those of TGCC to operate the business operated by TGCC and shall have demonstrated recognized experience in successfully operating such a business, including, without limitation, experience in successfully operating a similar quality business in a first-class shopping center; (ii) will not adversely affect the quality and type of business operation which TGCC has conducted theretofore;
(iii) will continue to operate the business in the same manner as TGCC and pursuant to all provisions of this Agreement; and (iv) assumes in writing, in a form acceptable to Customer, all of TGCC's obligations hereunder and TGCC shall provide Customer with a copy of such document.

5. TERMINATION AND DEFAULT.

        a. Termination. Either party may cancel this agreement at any time during this agreement with thirty (30) day prior written notice to the other party. Such termination will be effective without cause on the last day of the following month after such notice is received.

        The following events shall constitute an "Event of Default":

        b. Bankruptcy. The adjudication of either Party as being bankrupt, insolvent or unable to pay its debts and obligations as they become due or if either Party places any of its property or assets in liquidation for the purpose of meeting claims of its creditors or a trustee or receiver is appointed. If any such adjudication is involuntary, it shall not be an Event of Default hereunder if such Party is seeking to have the adjudication dismissed and in fact causes it to be dismissed within sixty (60) days.

        c. Failure to Perform. The failure of either Party to perform or fulfill at the time and in the manner herein provided any duty, obligation or condition required to be performed or fulfilled by that Party hereunder; provided, however, that the non-performing Party shall have been given ten (10) days written notice if such non-performance is the non-payment of money and thirty
(30) days' prior written

Neighborhood Box Office, Inc


notice for any other non-performance, specifying the non-performance or non-fulfillment that it is charged with having committed and shall have failed to cure such non-performance or non-fulfillment within such ten (10) day or thirty (30) day period, as the case may be; provided, however, in the event of a non-monetary non-performance or non-fulfillment, there shall not be an Event of Default hereunder if the defaulting Party shall be diligently pursuing the curing of such non-performance and in fact completes the cure within sixty (60) days from the date of the notice.

        Upon the occurrence of an Event of Default, the non-defaulting Party shall have the right to terminate this Agreement upon written notice to the other Party. If this Agreement is terminated pursuant to this Section, the defaulting Party nevertheless shall remain liable for all damages which may be due or sustained by the non-defaulting Party, including, but not limited to, reasonable attorneys' fees, costs and expenses incurred by the non-defaulting Party in pursuit of its remedies hereunder.

6. MISCELLANEOUS PROVISIONS.

        a. Applicable Law. All matters pertaining to the validity, performance, construction or effect of this Agreement, and the legal relations between the Parties, shall be governed by and construed in accordance with the laws of the State of Utah applicable to agreements made and wholly to be performed in said State without regard to principles of conflicts of law. Any disputes arising under this Agreement or the transactions contemplated hereunder shall be resolved in the state and federal courts residing in Salt Lake City, Salt Lake County, Utah.

        b. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the Parties that is not embodied in this Agreement, and neither of the Parties shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention that is not specifically set forth in or referred to herein.

        c. No Joint Venture. TGCC and Customer are independent contractors. No agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement, and neither party shall hold itself out in a manner that would indicate any such relationship exists in any matter, including but not limited to, advertising.

        d. Notice. Any notice or other communication required or permitted to be given hereunder shall be effective upon receipt by the intended recipient at the address indicated in the introductory paragraph above (or such other address as either Party shall provide to the other Party by one of the means set forth hereinbelow). Receipt shall be deemed to have occurred upon the earlier of (a) the date of actual receipt by the intended Party by registered mail, (b) five
(5) days after such notice is deposited in the United States mail, certified or registered, postage prepaid and properly addressed, (c) the date such notice is sent to the other Party by telecopy (with receipt confirmation), provided such notice is promptly provided to the other Party by United States mail, certified or registered, postage prepaid and properly addressed, or (d) one (1) business day after such notice is deposited with a recognized overnight courier service with instructions for overnight delivery.

        e. Force Majeure. Neither Party shall be responsible to the other Party for non-performance or delay in performance of any of the terms, duties, obligations or conditions contained in this Agreement due to acts of God, acts of governments, wars, riots, strikes, accidents or other causes beyond the control of the Parties. In no event shall financial inability excuse a Party's

Neighborhood Box Office, Inc



        performance hereunder.

        f. Confidentiality. The Parties agree that the contents and existence of this Agreement shall be considered confidential and shall not be disclosed to any third person or entity by either Party except with the prior written approval of the other Party or upon the order of a court of competent jurisdiction.

        g. Severability. In the event that any provision hereof shall be deemed in violation of any applicable law, rule or regulation, or held to be invalid by any court in which this Agreement shall be interpreted, the violation or invalidity of any particular provision hereof shall not be deemed to affect any other provision hereof, but this Agreement shall be thereafter interpreted as though the particular provision so held to be in violation or invalid were not contained herein.

        h. Miscellaneous. The above Recitals and all Attachments attached hereto are deemed to be incorporated herein by reference. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either Party based upon authorship of any of the provisions hereof.



        IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the Effective Date.



CUSTOMER:                                 TGCC:

CUTLER RIDGE MALL                         THE GIFT CERTIFICATE COMPANY

By:                                       By:
   ----------------------------------        ----------------------------------
             Signature                                    Signature


-------------------------------------        ----------------------------------
Name (printed)                               Name (printed)


-------------------------------------        ----------------------------------
Title                                        Title


-------------------------------------        ----------------------------------
Date                                         Date

                                   ADDENDUM A


ATTACHED TO AND FORMING A PART OF THE CONTRACT SERVICES AGREEMENT DATED AUGUST 21, 2000 BY AND BETWEEN THE GIFT CERTIFICATE COMPANY ("TGCC") AND CUTLER RIDGE MALL ("CUSTOMER")

I. CONVENIENCE FEE. Customer and TGCC agree to the following fee structure and revenue sharing for certificates issued via the Internet and telephone fulfillment.

[$ [**] PER CERTIFICATE FEE]

II. POWER AND TELEPHONE SPECIFICATIONS. The requirement for installation of power at each Counter Top Unit location is a dedicated 110 Volt, 15-amp circuit, either wall mount or floor mount, but within a reasonable distance from the installation location. (Customer will be responsible to insure that the power specification is available at the Counter Top Unit prior to the installation of the hardware.) Customer will need to insure that the Counter Top Unit has proper ventilation should the computer be stored below the counter. Customer will need to provide to TGCC a site plan that outlines specific location for the Counter Top Unit.

The requirement for telephone connection is a standard telephone line available at the location of the Counter Unit. Customer must provide the telephone prior to the target installation date. Customer must establish an Internet account with a local ISP, and must provide account name, and password and local access number to TGCC prior to shipment of the Counter Top Unit to the Customer. Customer is responsible for the costs of the telephone connection and the Internet account at the local ISP.

lll. CREDIT/DEBIT CARD RATES. The following is a list of credit cards TGCC will currently accept and TGCC's current approximate rates are:


        Visa/Master Card                                 1.63%
        American Express                                 3.40%
        Discover                                         2.30%
        Debit Card Fees                              $   0.25 cents per transaction

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.


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